UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 10, 2020

Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania		1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

525 William Penn Place
Suite 3300
Pittsburgh,	Pennsylvania		15219

(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (412) 248-8000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Capital Stock, par value $1.25 per share	KMT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement.
On September 10, 2020, Kennametal Inc. (the “Company”), Kennametal Europe GmbH, a Swiss limited liability company and wholly-owned foreign subsidiary of the Company (“Kennametal Europe”), and certain other subsidiaries of the Company, as guarantors, entered into that certain First Amendment to Credit Agreement (the “Amendment”) to the Fifth Amended and Restated Credit Agreement dated as of June 21, 2018 (the “Original Credit Agreement”, and as amended by the Amendment, the “Credit Agreement”), among the Company, Kennametal Europe, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Bank of America Merrill Lynch International Designated Activity Company (formerly known as Bank of America Merrill Lynch International Limited), as euro swingline lender, PNC Bank, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank, N.A. (as successor by merger to Citizens Bank of Pennsylvania), MUFG Bank, Ltd. and Mizuho Bank, Ltd., as co-documentation agents, and Bank of America, N.A., as administrative agent.
The Amendment provides the following:

•	Permits increases in the Consolidated Leverage Ratio (as defined in the Credit Agreement) to 4.25 to 1.00 during the period from September 30, 2020 through and including December 31, 2021;

•	Permits Borrowers to include sixty percent of the unrestricted cash held outside of the United States in the calculation of Consolidated Leverage Ratio; and

•	Amends the definition of Consolidated EBITDA (as defined in the Credit Agreement) to increase the limit on aggregate, cumulative cash restructuring charge add-backs to $120 million from $80 million.
The Amendment also includes related changes to the pricing grid and procedures for determining a successor rate to replace LIBOR and various other conforming changes to the definitions relating to the amendments described above. Except as expressly provided in the Amendment, all of the terms, conditions and provisions of the Credit Agreement and other Loan Documents remain unchanged.
The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1.
The Amendment is being filed herewith solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Credit Agreement are made solely for purposes of the Credit Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Credit Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.                    Description

10.1
First Amendment to Credit Agreement dated as of September 10, 2020, to the Fifth Amended and Restated Credit Agreement dated as of June 21, 2018, each by and among Kennametal Inc. and Kennametal Europe GmbH (the “Borrowers”), and in the case of such Amendment, to the subsidiaries party thereto as guarantors, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Bank of America Merrill Lynch International Designated Activity Company (formerly Bank of America Merrill Lynch International Limited), as Euro Swingline Lender, PNC Bank, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), Citizens Bank, N.A. (as successor by merger to Citizens Bank of Pennsylvania), MUFG Bank, Ltd. and Mizuho Bank, Ltd., as co-documentation agents (in such capacity, the “Co-Documentation Agents”) and Bank of America, N.A., as administrative agent.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date:	September 14, 2020	By:	/s/ Michelle R. Keating
Michelle R. Keating
Vice President, Secretary and General Counsel

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